Exhibit 99.1

Personalis Reports Fourth Quarter and Full Year 2025 Results and Recent Highlights

○
Clinical test volume surged 41% in Q4 over Q3 to 6,183 tests and full year increased nearly 400% to 16,233 tests
○
Secured Medicare coverage for breast and lung cancer surveillance, validating ultrasensitive MRD technology
○
Strong cash position of approximately $240 million provides capital for commercial expansion
○
Full year 2026 revenue guidance of $78 to $80 million, driven by expected growth of approximately 5x for clinical revenue

FREMONT, Calif. – February 26, 2026 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial and operational results for the fourth quarter and full year ended December 31, 2025 and recent business highlights and provided financial guidance for the full year 2026.

Fourth Quarter and Recent Strategic and Operational Highlights

●
Secured Milestone Medicare Coverages for Breast & Lung Cancer: Received Medicare coverage approval in the fourth quarter for the surveillance of cancer recurrence in breast cancer patients, and also, received Medicare coverage for Stage I to III non-small cell lung cancer (NSCLC) in the first quarter of 2026; both are expected to be key catalysts for clinical revenue generation and market share growth in the MRD space.
●
Published Landmark TRACERx Data: Highlighted data from one of the largest and most comprehensive NSCLC patient cohorts to date in the journal Cell, demonstrating the clinical importance of Personalis’ ultrasensitive MRD approach.
●
Validated ctDNA Dynamics: Published VHIO data in Clinical Cancer Research titled "Broad Utility of Ultrasensitive Analysis of ctDNA Dynamics across Solid Tumors Treated with Immunotherapy," further reinforcing the clinical validity of the NeXT Personal® platform in a broad array of cancer types.

Full Year 2025 Financial Results Compared with 2024

●
Total Revenue: $69.6 million compared with $84.6 million.
●
Clinical Momentum: Clinical test revenue of $2.0 million, more than double the $0.8 million.
●
Volume Performance: Clinical test volume reached 16,233 tests, a nearly 400% increase over the 3,285 test volume in 2024.
●
Core Revenue Streams: Pharma testing services and all other customers contributed $49.0 million. Revenue from enterprise sales (Natera) and population sequencing (the U.S. Department of Veterans Affairs Million Veterans Program (VA MVP)) totaled $17.6 million. Other revenue included a $1.0 million royalty payment for the patents licensed by the Company.

Fourth Quarter 2025 Financial Results Compared with 2024

●
Quarterly Revenue: $17.3 million compared with $16.8 million.
●
Accelerating Volume: Delivered 6,183 clinical tests in the fourth quarter, representing a 41% sequential increase over the third quarter of 2025.

●
Clinical Revenue: Clinical test revenue of $0.9 million, compared with $0.2 million.
●
Core Revenue Streams: Pharma testing services and all other customers contributed $10.9 million. Revenue from enterprise sales (Natera) and population sequencing (the VA MVP) totaled approximately $4.5 million. Other revenue included a $1.0 million royalty payment for the patents licensed by the Company.
●
Strong Cash Position: Ended the year with approximately $240.0 million in cash, cash equivalents, and short-term investments. This includes approximately $109.0 million in net proceeds from the Company’s At-The-Market (ATM) sales program, executed at a weighted-average price of $8.43 per share.

CEO Commentary

“Our performance in 2025 was transformative, demonstrated by 400% year-over-year clinical volume growth and pivotal Medicare coverage for breast and lung cancer,” said Chris Hall, Chief Executive Officer and President. “We enter 2026 with a fortified balance sheet of approximately $240 million in cash, which allows us to expand our investments in our 'Win-in-MRD' strategy. While we are in the early stages of reimbursement, we are driving volume now to secure long-term market leadership. We expect 2026 to be a year of rapid commercial expansion, with clinical revenue projected to grow approximately five-fold as we operationalize our recent coverage wins.”

Full Year 2026 Outlook

Personalis expects the following for the full year of 2026:

●
Total company revenue in the range of $78.0 to $80.0 million.
●
Clinical revenue of $10.0 to $11.0 million, including Medicare reimbursement from breast and lung cancer surveillance; clinical volume expected to be in the range of 43,000 to 45,000 tests.
●
Revenue from pharma testing services and all other customers in the range of $55.0 to $56.0 million.
●
Revenue from population sequencing and enterprise sales of approximately $13.0 million.
●
Gross margin in the range of 15% to 20%, reflecting the strategic decision to accelerate clinical volume adoption ahead of full reimbursement coverage to establish market share.
●
Net loss of approximately $105.0 million.
●
Cash usage of approximately $100.0 million, driven by commercial investments to support the projected 5x clinical revenue growth.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care throughout the patient journey. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ full year 2026 guidance for revenue, gross margin, net loss, and cash usage, the sufficiency of Personalis’ capital to support rapid commercial expansion, the expected growth in clinical revenue and clinical test volume in 2026 and Personalis’ commercial investments driving clinical revenue growth to 5x, the drive in volume now securing long-term market leadership, and the clinical relevance of the NeXT Personal test and the potential impact or expected benefits of the TRACERx and VHIO studies. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from ModernaTX, Inc., Merck Sharp & Dohme LLC and other biopharma customers, and the VA MVP; the success of Personalis’ clinical sales team’s and Tempus AI, Inc.’s sales and marketing efforts; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform, including the NeXT Personal MRD assay remaining unique in its ability to detect traces of cancer in the ultrasensitive range; future clinical data differing from the clinical data previously presented or expected results; the rate of adoption and use of the NeXT platform, including maintaining the accelerated adoption rates experienced in 2025; Personalis’ ability to obtain Medicare coverage and reimbursement in additional indications and the timing thereof; the impact of competition and macroeconomic factors on Personalis’ business; the partnering and/or collaboration arrangements that Personalis has entered into or may enter into in the future may not be successful, or may terminate, which could adversely impact Personalis’ business or affect its ability to develop and commercialize its services and products; having a limited number of suppliers; customer concentration; and Personalis may opportunistically raise additional capital through equity offerings, debt financings, collaborations, or licensing arrangements. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission (SEC) on November 4, 2025, as updated by its Annual Report on Form 10-K for the year ended December 31, 2025, to be filed with the SEC on February 26, 2026. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations:

Caroline Corner

investors@personalis.com

646-277-1279

Media:

pr@personalis.com

PERSONALIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Revenue (1)	$17,345	$16,800	$69,648	$84,614
Costs and expenses
Cost of revenue	15,446	12,250	53,871	57,789
Research and development	13,071	11,494	50,264	48,905
Selling, general and administrative (2)	14,094	11,168	53,570	46,187
Total costs and expenses	42,611	34,912	157,705	152,881
Loss from operations	(25,266)	(18,112)	(88,057)	(68,267)
Interest income	1,570	1,631	7,155	5,510
Interest expense	(65)	1	(205)	(24)
Other income (expense), net (3)	(41)	59	(142)	(18,485)
Loss before income taxes	(23,802)	(16,421)	(81,249)	(81,266)
Provision for income taxes	10	4	21	18
Net loss	$(23,812)	$(16,425)	$(81,270)	$(81,284)
Net loss per share, basic and diluted	$(0.26)	$(0.23)	$(0.91)	$(1.37)
Weighted-average shares outstanding, basic and diluted	92,281,225	72,879,436	89,240,435	59,251,013

(1) Includes related party revenue of $1.9 million and $5.4 million for three and twelve months ended December 31, 2025, respectively.
(2) Includes related party sales and marketing expenses of $1.9 million and $4.6 million for the three and twelve months ended December 31, 2025, respectively.
(3) Includes related party other expense of $18.3 million in connection with the change in fair value of Tempus Warrants for the twelve months ended December 31, 2024.

PERSONALIS, INC.
SUPPLEMENTAL REVENUE INFORMATION
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Pharma testing services (1)	$10,905	$12,232	$48,661	$50,939
Enterprise sales	456	4,170	5,885	25,364
Population sequencing	4,011	219	11,766	7,430
Clinical diagnostic	857	176	2,018	759
Other	1,116	3	1,318	122
Total revenue	$17,345	$16,800	$69,648	$84,614

(1) Includes related party revenue of $1.9 million and $5.4 million for the three and twelve months ended December 31, 2025, respectively.

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per value data)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$124,245	$91,415
Short-term investments	115,708	93,594
Accounts receivable, net (1)	16,203	8,140
Inventory and other deferred costs	6,144	5,939
Prepaid expenses and other current assets	5,651	3,927
Total current assets	267,951	203,015
Property and equipment, net	44,815	48,274
Operating lease right-of-use assets	15,118	16,453
Other long-term assets	6,280	2,526
Total assets	$334,164	$270,268
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (2)	$12,989	$6,397
Accrued and other current liabilities (2)	25,079	21,629
Contract liabilities	1,562	3,100
Total current liabilities	39,630	31,126
Long-term operating lease liabilities	31,866	34,882
Other long-term liabilities (3)	1,483	1,303
Total liabilities	72,979	67,311
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 102,475,891 and 85,171,146 shares issued and outstanding, respectively	10	9
Additional paid-in capital	892,331	752,961
Accumulated other comprehensive income (loss)	104	(23)
Accumulated deficit	(631,260)	(549,990)
Total stockholders’ equity	261,185	202,957
Total liabilities and stockholders’ equity	$334,164	$270,268

(1) Includes related party accounts receivable of $2.5 million as of December 31, 2025 and December 31, 2024, respectively.

(2) Includes related party liabilities of $5.7 million and $1.7 million as of December 31, 2025 and December 31, 2024, respectively.

(3) Includes related party liabilities of $1.2 million as of December 31, 2024.